Exhibit 99.1

11011 Sunset Hills Road
Reston, Virginia 20190	News
www.gd.com

Contact: Jeff A. Davis
Tel: 703 876 3483
press@generaldynamics.com

June 7, 2023

General Dynamics Elects Charles W. Hooper to Board of Directors

RESTON, Va. – The board of directors of General Dynamics (NYSE: GD) elected Charles W. “Hoop” Hooper to be a director of the corporation, effective today.

Hooper, age 65, is a retired U.S. Army Lieutenant General who previously served as Director of the Defense Security Cooperation Agency, where he oversaw the execution of U.S. policy on sales of defense articles and services to foreign governments. His prior military assignments include U.S. Defense Attaché to Egypt, U.S. Defense Attaché to China, Director of Strategy, Plans and Programs at U.S. Africa Command, Deputy Director of Strategic Planning and Policy at U.S. Indo-Pacific Command, and Senior Director for China, Taiwan and Mongolia Policy in the Office of the Secretary of Defense. He retired from the Army in 2020 after 41 years of service.

Hooper serves as a Senior Counselor for the Cohen Group and is affiliated with the National Bureau of Asian Research, the Atlantic Council and the Council on Foreign Relations. He is also a Senior Fellow at the Belfer Center for Science and International Affairs at Harvard University’s John F. Kennedy School of Government and serves on the board of directors for UL Solutions as well as the board of trustees for the National WWII Museum in New Orleans.

“General Hooper’s wealth of experience will help us continue to meet our customers’ needs, both in the U.S. and with our U.S. allies,” said Phebe Novakovic, chairman and chief executive officer. “His leadership and strategic thinking will be valuable additions to our board of directors.”

Hooper is a graduate of the U.S. Military Academy at West Point and holds master’s degrees from the Army War College and Harvard University’s John F. Kennedy School of Government.

General Dynamics is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; ship construction and repair; land combat vehicles, weapons systems and munitions; and technology products and services. General Dynamics employs more than 100,000 people worldwide and generated $39.4 billion in revenue in 2022. More information about General Dynamics is available at www.gd.com.

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